Exhibit 2.1

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Stock Purchase Agreement, dated as of July 12, 2013 (the “Purchase Agreement”), by and among 3PD Holding, Inc. (the “Company”), Logistics Holding Company Limited, Mr. Karl Meyer, Karl Frederick Meyer 2008 Irrevocable Trust II, Mr. Randall Meyer, Mr. Daron Pair, Mr. James Martell and XPO Logistics, Inc. (“Buyer”), is entered into as of August 14, 2013 by all of the parties to the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties herein contained, the sufficiency and adequacy of which is hereby acknowledged by the parties hereto, the parties agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1. Definition of Administrative Expense Percentage. The definition of “Administrative Expense Percentage” is hereby amended and restated, in its entirety, to read as follows:

““Administrative Expense Percentage” means, with respect to each Equity Holder, such Equity Holder’s Pro Rata Percentage.”

Section 1.2. Definition of Per Share Amount. The definition of “Per Share Amount” is hereby amended and restated, in its entirety, to read as follows:

““Per Share Amount” means an amount equal to (a) the Purchase Price minus the amount of the Tail Premium, divided by (b) the number of Fully Diluted Shares as of the Closing Date.”

Section 1.3. Definition of Pro Rata Percentage. The definition of “Pro Rata Percentage” is hereby amended and restated, in its entirety, to read as follows:

““Pro Rata Percentage” means, with respect to each Stockholder, Option Holder and Warrant Holder, the percentage set forth opposite such Stockholder’s, Option Holder’s or Warrant Holder’s name on Exhibit 1.1(c).”

Section 1.4. Termination of Options. Section 2.2(c) of the Purchase Agreement shall be amended and restated, in its entirety, to read as follows:

“(c) make a cash payment through the Company’s payroll system to each Option Holder of vested Options (including those which vest in connection with the transactions contemplated by this Agreement) (“Vested Options”) in an amount equal to (i) (A) the excess, if any, of (1) the Per Share Amount over (2) the exercise price for a share of Common Stock under such Vested Option, multiplied by (B) the total number of shares of Common Stock subject to such Vested Option minus (ii) an amount equal to (A) (1) the Escrow Amount plus (2) the Holdback Amount multiplied by (B) such Option Holder’s Pro Rata Percentage (less any and all applicable federal, state and local Tax withholdings) (an “Option Payment”).”

Section 1.5. Payment of Purchase Price. Section 2.6 of the Purchase Agreement shall be amended and restated, in its entirety, to read as follows:

“Section 2.6 Payment of Purchase Price. At the Closing, Buyer shall pay:

(a) to each Stockholder, by wire transfer in immediately available funds to the account or accounts designated to Buyer in writing by the Sellers’ Representative, an amount equal to (i) (A) the Per Share Amount multiplied by (B) the number of Company Shares held by such Stockholder as set forth in the Closing Date Equity Statement minus (ii) an amount equal to (A) (1) the Escrow Amount plus (2) the Holdback Amount multiplied by (B) such Stockholder’s Pro Rata Percentage; and

(b) to the Warrant Holder, by wire transfer in immediately available funds to the account or accounts designated to Buyer in writing by the Sellers’ Representative, an amount equal to (i) (A) the excess, if any, of (1) the Per Share Amount over (2) the exercise price for a share of Common Stock under the Warrant, multiplied by (B) the total number of shares of Common Stock subject to the Warrant sold to Buyer in accordance with the terms and conditions of this Agreement minus (ii) an amount equal to (A) (1) the Escrow Amount plus (2) the Holdback Amount multiplied by (B) such Warrant Holder’s Pro Rata Percentage (the “Warrant Payment”), as set forth in the Closing Date Equity Statement.”

Section 1.6. Entire Agreement. Section 11.8 of the Purchase Agreement shall be amended and restated, in its entirety, to read as follows:

“This Agreement (including the Schedules and Exhibits attached hereto), Amendment No. 1 to this Agreement, dated as of August 14, 2013, the Confidentiality Agreement, the Escrow Agreement and the other documents delivered pursuant to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto), Amendment No. 1 of this Agreement, dated as of August 14, 2013, the Confidentiality Agreement, the Escrow Agreement and the other documents delivered pursuant to this Agreement.”

Section 1.7. Pro Rata Percentages. Exhibit 1.1(c) of the Purchase Agreement shall be amended and restated, in its entirety, as attached hereto as Exhibit A.

ARTICLE II

OTHER PROVISIONS

Section 2.1. No Other Amendment or Waiver. Except as expressly set forth herein, all of the terms and provisions of the Purchase Agreement shall remain in full force and effect and the

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parties hereto make no other amendment, alteration or modification of the Purchase Agreement nor do they, nor does any of them, by executing this Amendment, waive any provision of the Purchase Agreement or any right that they or it may have thereunder.

Section 2.2. Defined Terms. Capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement.

Section 2.3. Counterparts. This Amendment may be executed by each of the parties hereto in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed and delivered as of the date first above written.

BUYER:

XPO LOGISTICS, INC.

By:	/s/ Gordon E. Devens
Name:	Gordon E. Devens
Title:	Senior Vice President and General Counsel

COMPANY:

3PD HOLDING, INC.

By:	/s/ Karl Meyer
Name:	Karl Meyer
Title:	Chief Executive Officer and President

Amendment No. 1 to the Stock Purchase Agreement

Signature Page

STOCKHOLDERS:

LOGISTICS HOLDING COMPANY LIMITED

By:	/s/ Mohammed Chowdhury
Name:	Mohammed Chowdhury
Title:	Director

/s/ Karl Meyer
Karl Meyer

/s/ Randall Meyer
Randall Meyer

/s/ Daron Pair
Daron Pair

/s/ James Martell
James Martell

KARL FREDERICK MEYER 2008 IRREVOCABLE TRUST II

By:	Daron G. Pair, as Special 3PD, Inc. Trustee of Karl Frederick Meyer 2008 Irrevocable Trust II

/s/ Daron G. Pair

Amendment No. 1 to the Stock Purchase Agreement

Signature Page

Exhibit A

Exhibit 1.1(c)

Pro Rata Percentages1

Stockholders	Percentage
Logistics Holding Company Limited	65.7381%
Randall Meyer	5.9179%
Daron Pair	11.8357%
James Martell	0.1872%
Karl Meyer	8.6847%
Karl Frederick Meyer 2008 Irrevocable Trust II	3.1510%

Option Holders	Percentage
James Martell	0.3822%
Pat Manion	0.2057%
Mark Elsbey	0.2633%
Jonathan Turner	0.2633%
David Faulkenberry	0.1317%
Bud Workmon	1.0120%
Will O’Shea	0.4772%
Russ Marzen	0.3373%
Lee Goldthwaite	0.4031%
Charlie Hitt	0.3949%
Mike Madigan	0.0741%
Tim Dreffer	0.0476%

Warrant Holders	Percentage
EVE Partners LLC	0.4930%

Total	100.0000%

[1]	The percentages in this schedule may be adjusted by the Sellers’ Representative by delivering a revised Exhibit to Buyer prior to Closing.